UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   NEFF, MARIA A.
   2300 Windy Ridge Parkway
   Suite 100 North
   Atlanta, GA  30339-8426
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   08/31/98
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Profit Recovery Group International, Inc.
   PRGX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Human Resources
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options                 |(1)      |5/18/06  |Common Stock           |5,000    |$5.30     |D            |                           |
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Options                 |(2)      | 3/26/07 |Common Stock           |1,000    |$11.00    |D            |                           |
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Options                 |(3)      |1/03/08  |Common Stock           |3,000    |$14.75    |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Options vest in five equal annual installments of 20% each, beginning one year from the date of grant (5/18/95).
(2) Options vest in five equal annual installments of 20% each, beginning one year from the dateof grant (3/26/96).
(3) Options vest in five equal annual installments of 20% each, beginning one year from the date of grant (1/3/97).
SIGNATURE OF REPORTING PERSON
Maria A. Neff
DATE
September 9, 1998